Exhibit 107

Calculation Of Filing Fee Tables

Form S-3

(Form Type)

Achieve Life Sciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.001 per share	Rule 457(c)	3,488,727(3)	$4.68	$16,327,242.36	0.00015310	$2,499.71

Total Offering Amounts							$2,499.71
							—
Total Fees Previously Paid

Total Fee Offsets							—

Net Fee Due							$2,499.71

(1)

 Represents the shares of Common Stock, par value $0.001 per share (the “Common Stock”) of Achieve Life Sciences, Inc. (the “Registrant”) that will be offered for resale by the selling stockholders pursuant to the prospectus to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of additional shares of Common Stock as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder.

(2)

 Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $4.68, the average of the high and low prices of the Common Stock as reported on The Nasdaq Capital Market on November 1, 2024.

(3)

 Consists of an aggregate of (i) up to 1,428,571 shares of the Registrant’s Common Stock issuable to the selling stockholders upon the conversion of the first tranche of $10.0 million aggregate principal amount of outstanding indebtedness at a conversion price equal to $7.00 per share, (ii) up to 1,030,078 shares of the Registrant’s Common Stock issuable to the selling stockholders upon the conversion of the second tranche of $5.0 million aggregate principal amount of outstanding indebtedness at an assumed conversion price equal to $4.854 per share and (iii) up to 1,030,078 shares of the Registrant’s Common Stock issuable to the selling stockholders upon the conversion of the third tranche of $5.0 million aggregate principal amount of outstanding indebtedness at an assumed conversion price equal to $4.854 per share, in each case including accrued and unpaid interest.